Exhibit 16.1

Tel: 702-784-0000 Fax: 702-784-0161 www.bdo.com	BDO USA, LLP 6671 Las Vegas Blvd. South, Suite 200 Las Vegas, NV 89119

October 27, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 22, 2020, to be filed by our former client, Odyssey Group International Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP

BDO USA, LLP